                                                             EXHIBIT 10.35
                                                          October 20, 1995

Mr. Brian Dearing
No. 2, Hartfield Drive
Beaconsfield, Bucks HP9 1AA
ENGLAND

Dear Brian:

On behalf of the Board of Directors of ARI Network Services, I am pleased to extend you an offer for the position of President and Chief Executive Officer of the Company on the following terms and conditions:

Position: As Chief Executive Officer and President, you will report directly to the Board of Directors. You will be appointed as a member of the Board of Directors as long as you serve as President and CEO. The commencement date of your employment will be on or before November 14, 1995.

Base Salary: You will receive a base salary at the rate of $12,500 per month (an annualized rate of $150,000) at such times as ARI's payroll obligations are normally paid. The Board will review your salary on an annual basis.

Executive Bonus Plan: The terms of your bonus will be agreed by you and the Board and will be based upon meeting business plan objectives. The intent of the Board is to implement the plan within ninety days of your commencement date. The plan will be defined such that you may earn up to $50,000 in bonus cash compensation in your first year of employment if you achieve 100% of selected milestones outlined in the business plan. The bonus plan will include additional upside cash bonus for achievement beyond the plan targets.

Equity Participation: Upon commencement of your employment, you will be granted options to purchase three hundred fifty thousand (350,000) shares of the Company's common stock at a price per share which will be equal to the midpoint between ask and bid on the date of offer acceptance.

Vesting: Upon commencement of your employment, your options will vest over a three (3)-year period with thirty-three and one-third (33-1/3) percent vesting occurring at the end of

Mr. Brian Dearing
October 20, 1995
Page 2

twelve (12) months continuous employment. Following the first twelve (12) months of continuous employment, vesting of the remaining options will occur at the rate of one thirty-sixth per month for the following twenty-four months, at the conclusion of which you will become fully vested.

Severance: For involuntary termination for any reason within twenty-four (24) months following the commencement of your employment, or following a decision by the Board to sell, merge or liquidate the Company within eighteen (18) months of the commencement of your employment, you will receive full salary continuance and company-paid medical/dental insurance benefits for nine (9) months.

For voluntary termination for any reason other than the above Board actions within twenty-four (24) months of the commencement of your employment, you will receive your salary and medical/dental insurance benefits through the earlier of the end of the month following your termination, or the date on which you start new employment.

Relocation Expenses: You will be reimbursed for the following relocation expenses: (1) Moving costs for all standard household items from the UK and Columbus, Ohio; (2) all new home closing costs with a maximum of two (2) points; (3) temporary housing/living expenses for you and your family for a maximum of ninety (90) days from commencement of employment; (4) two-house hunting trips for two people, and (5) interim storage of household items moved from the UK for up to ninety (90) days. We ask that you obtain quotes for moving from several vendors, and we will mutually agree on the selection of the ultimate vendor.

Miscellaneous Expenses: You will receive a cash allowance of up to $20,000 to cover additional specific, pre-approved, out-of-pocket expenses associated with your move, such as (1) penalty for early withdrawal from private schools; (2) early termination of home lease in the United Kingdom; and (3) reimbursement for your expatriate income tax preparation for 1995.

Income Gross-up: Income gross-up, in an amount not to exceed $10,000, to offset tax liability that may be incurred for reimbursement of relocation and/or temporary housing/living expenses.

Mr. Brian Dearing
October 20, 1995
Page 3

Insurance: You and your dependents will be eligible to participate in ARI's benefits plan to be delivered under separate cover.

General: You will be required to sign the Company's confidentiality agreement and bring documentation for completion of the I-9 (employment verification) form. Your employment with ARI is "at will," which means that either party can terminate the relationship at any time for any reason with or without notice.

Brian, we are pleased to have you join our team, and we look forward to working with you to build a great company. Please indicate your acceptance to these terms by signing below and returning one original to the Company.

Very truly yours,

/s/ Richard W. Weening

Richard W. Weening
Chairman


Accepted:  /s/ Brian E. Dearing          Date: October 24, 1995
          -------------------------            --------------------